FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	James J. Landy President & CEO (914) 771-3230
Stephen R. Brown Sr. EVP,CFO & Treasurer (914) 771-3212

HUDSON VALLEY HOLDING CORP. ANNOUNCES FINANCIAL RESULTS
FOR THE FIRST QUARTER OF 2011

- Bank Drives Net Loan Growth with Multi-family Lending Program Success and
Greater CRE Lending, Net Interest Margin Increases -

- Credit Quality Improvement Efforts Continue to Take Effect -

- Quarterly Cash Dividend of $0.15 Declared -

YONKERS, N.Y. – April 27, 2011– Hudson Valley Holding Corp. (NASDAQ: HUVL) reported net income of $4.8 million, or $0.27 per diluted share, for the quarter ended March 31, 2011, compared to $7.1 million or $0.41 per diluted share during the prior quarter and $4.9 million or $0.27 per diluted share during the first quarter of 2010.

All earnings per share data reported by the parent company of Hudson Valley Bank today, including 2011 and 2010 quarterly EPS, reflect additional shares outstanding as a result of its 10 percent stock dividend issued in December 2010.

The Bank, which serves middle-market commercial customers and their principals in Westchester County, metropolitan New York City, and lower Connecticut, also increased its net loan balance at March 31, 2011 by 5.1 percent and 1.1 percent over December 31, 2010 and March 31, 2010, respectively.

“Our highly efficient business model enabled us to drive modest growth in low-cost core deposits since December, while our successful multi-family lending program offset industry wide softness in loan demand,” President and Chief Executive Officer James J. Landy said. “Hudson Valley’s balance sheet is built to take full advantage of any orderly increase in interest rates. In the meantime, while results reflected the low interest-rate and low loan-demand environments impacting most banks, we continued to deliver superior net interest margin, generate positive earnings, return capital to shareholders through prudent dividends, maintain our strong and healthy capital position and implement credit quality improvement efforts initiated last year.”

Hudson Valley’s net interest margin was 4.39 percent in the first quarter of 2011, compared to 4.29 percent in the fourth quarter of 2010 and 4.40 percent in the first quarter of 2010. Hudson Valley continues to maintain superior net interest margin relative to other banks, while reflecting the current low-rate environment.

Indicative of the Bank’s low-cost business model and streamlined operations, Hudson Valley also continued to maintain its strong efficiency ratio of 60.3 percent in the first quarter of 2011, compared to 58.4 percent in the fourth quarter of 2010 and 54.8 percent in the first quarter of 2010.

Core deposits were 92.2 percent of Hudson Valley’s $2.2 billion in total deposits at March 31, 2011. Deposits totaled $2.2 billion at December 31, 2010 and $2.3 billion at March 31, 2010.

The Company’s cost of deposits averaged 40 basis points in the first quarter of 2011, compared to an average of 44 basis points in the fourth quarter of 2010 and 60 basis points in the first quarter of 2010.

Lending Activity

Hudson Valley reported a sequential increase in net loans for the second consecutive quarter in a row, while loan balances continue to reflect industry wide softness in demand. Net loans totaled $1.77 billion at March 31, 2011, representing increases of 5.1 percent from December 31, 2010 and 1.1 percent from March 31, 2010.

Hudson Valley’s primary source of loan growth in the quarter was its very active multi-family lending program. Multi-family loan balances continued to grow to $ 248.6 million at March 31, 2011, representing increases of 63.2 percent from December 31, 2010 and 193.9 percent from March 31, 2010. The Bank has increased its target portfolio of multi-family loans to $525 million.

In addition, the Company reported commercial real estate (CRE) loans of $822.0 million at March 31, 2011, representing increases of 3.23 percent from December 31, 2010 and 3.72 percent from March 31, 2010. As a business-focused community Bank, CRE has historically been Hudson Valley’s single-largest lending category, representing 45.2 percent of total loans at the end of the first quarter of 2011.

Portfolio Credit Quality

As previously disclosed, the Company adopted a very aggressive approach to resolving problem loans early last year, including taking $46.5 million in loan loss provisions in 2010, the majority of which was accrued in the second quarter of last year.

For the first quarter of 2011, Hudson Valley’s loan loss provision was $5.5 million, compared to $5.8 million in the fourth quarter of 2010 and $5.6 million in the first quarter of 2010. Hudson Valley’s total nonperforming assets, including non-accrual loans, loans held for sale, accruing loans delinquent over 90 days and other real estate owned (OREO), were $64.7 million at March 31, 2011, compared to $64.1 million at December 31, 2010 and $85.1 million on March 31, 2010. Nonperforming assets totaled 2.44 percent of total assets at March 31, 2011, compared to 2.40 percent at December 31, 2010 and 3.04 percent at March 31, 2010.

Also as part of last year’s aggressive problem-loan resolution approach, Hudson Valley initiated the sale of certain nonperforming loans at their recorded fair value in a process that continued through the first quarter of 2011. The Company reduced nonperforming loans held-for-sale from $21.9 million at September 30, 2010, to $7.8 million at December 31, 2010, and to $5.5 million at March 31, 2011.

Reflecting increased lending in the first quarter, as well as non-performing assets at period end, the Bank’s allowance for loan losses was $40.3 million, or 2.21 percent of total loans, at March 31, 2011. Allowances were $39.0 million, or 2.25 percent of total loans, at December 31, 2010 and $39.3 million, or 2.19 percent, at March 31, 2010.

Net charge-offs were $4.1 million in the first quarter of 2011, compared to $3.8 million in the fourth quarter of 2010 and $4.9 million in the first quarter of 2010. As a percentage of average loans, net annualized charge-offs were 0.95 percent in the first quarter of 2011, compared to 0.90 percent in the fourth quarter of 2010 and 1.11 percent in the first quarter of 2010.

“We’re progressing through the recovery process and believe our credit quality improvement efforts continue to take effect,” Landy said. “We don’t see this as a straight-line recovery, but a cyclical one with a general improving trend, as illustrated by our first quarter portfolio credit quality. We’re particularly encouraged by recoveries of over $1 million from borrowers and their favorable impact on net charge offs in the quarter, and see them as a positive sign moving forward.”

Capital Strength

Hudson Valley’s capital ratios remain in excess of “well capitalized” levels generally applicable to banks under current regulations. At March 31, 2011, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 14.8 percent, a Tier 1 risk-based capital ratio of 13.5 percent, and a Tier 1 leverage ratio of 9.9 percent.

$0.15 Cash Dividend Declared

The Hudson Valley Board of Directors declared a cash dividend of $0.15 per share payable to all common stock shareholders of record as of the close of business May 9, 2011. The dividend will be distributed to shareholders on or about May 20, 2011.

First Quarter Review

The Company recorded net income for the three month period ended March 31, 2011 of $4.8 million or $0.27 per diluted share, a slight decrease of $0.1 million compared to net income of $4.9 million or $0.27 per diluted share for the same period in the prior year. The per share amount for the 2010 period has been adjusted to reflect the effects of the 10 percent stock dividend issued in December 2010.

Earnings remained essentially unchanged in 2011, compared to 2010, with little change in the provision for loan losses which totaled $5.5 million for the three month period ended March 31, 2011, compared to $5.6 million for the same period in the prior year. The provisions in both 2011 and 2010 are reflective of continued weakness in the overall economy necessitating the Company’s decision to follow a more aggressive strategy for problem asset resolution. The severity of the decline in real estate values has provided new market opportunities for the disposition of distressed assets as investors search for yield in the current low interest rate environment and our more aggressive policy has begun to take advantage of those opportunities. As part of the revised resolution strategy, the Company continues to reevaluate each problem loan and make a determination of net realizable value based on management’s estimation of the best possible outcome considering the individual characteristics of each asset against the likelihood of resolution with the current borrower, expectations for resolution through the court system, or other available market opportunities.

Total loans increased $86.9 million during the three months ended March 31, 2010 compared to the prior year end. This increase resulted primarily from strong demand for local market multi-family loans and an increase in commercial real estate loans partially offset by decreased loan demand in other sectors of the market, charge-offs and pay downs of existing loans. The Company recognized $4.1 million of net charge-offs during the three month period ended March 31, 2011. The Company has continued to experience a slowdown in payments of certain loans, such as construction loans, whose repayment is often dependent on sales of completed properties, as well as additional increases in delinquent and nonperforming loans in other sectors of the loan portfolio, all of which have been adversely impacted by the economic downturn and decline in the real estate market. The Company, however, continues to provide lending availability to both new and existing customers.

Nonperforming assets increased to $ 64.7 million at March 31, 2011, compared to $64.1 million at December 31, 2010. Overall asset quality continued to be adversely affected by the current state of the economy and the real estate market. Although there is growing evidence that the current economic downturn may have begun to slowly turn around, higher than normal levels of delinquent and nonperforming loans, slowdowns in repayments and declines in the loan-to-value ratios on existing loans continued during the first quarter of 2011. Despite recent improvement in most economic indicators, the Company’s loan portfolio continued to be adversely impacted by the effects of severe declines in the demand for and values of virtually all commercial and residential real estate properties. These declines, together with the limited availability of residential mortgage financing, resulted in continued downward pressure on the overall asset quality of the Company’s loan portfolio. In addition, significant increases in filings of bankruptcy and foreclosure proceedings have overloaded the court systems and have resulted in what the Company believes to be unacceptable delays in attempts to obtain title to real estate and other collateral through conventional foreclosure. As a result of these factors, since the second quarter of 2010, the Company has followed the more aggressive strategy for resolving problem assets including consideration of sales of certain nonperforming loans.

Total deposits increased $9.1 million during the three month period ended March 31, 2011, compared to the prior year end. The Company continues to experience significant growth in new customers both in existing branches and new branches added during the last two years. Growth in the first quarter was partially offset by seasonal decreases in certain municipal deposit balances. Proceeds from deposit growth were used to fund loan growth, reduce maturing term borrowings or were retained in liquid investments, principally interest earning bank deposits.

The Company has continued to repay maturing long-term borrowings with liquidity provided primarily by core deposit growth. Additional liquidity from deposit growth was retained in the Company’s short-term liquidity portfolios, available to fund future loan growth. With interest rates remaining at historical low levels, this increase in liquidity contributed to margin compression. This compression has been virtually offset by reinvestment of available liquidity in new loans, primarily local market multi-family loans and a $72.2 million reduction of term borrowings since March 31, 2010, of which $36.3 million occurred in the first quarter of 2011. The resulting net interest margin of 4.39 percent for the three month period ended March 31, 2011, increased slightly over the 4.29 percent for the three month period ended December 31, 2010, and was essentially unchanged from the 4.40 percent for the same period in the prior year.

As a result of the aforementioned activity in the Company’s core businesses of loans and deposits and other asset/liability management activities, net interest income declined slightly by $0.7 million or 2.5 percent to $27.5 million for the three month period ended March 31, 2011, compared to $28.2 million for the same period in the prior year. Tax equivalent basis net interest income declined slightly by $ 1.0 million or 3.4 percent to $28.1 million for the three month period ended March 31, 2011, compared to $29.1 million for the same period in the prior year. The effect of the adjustment to a tax equivalent basis was $0.6 million for the three month period ended March 31, 2011, compared to $0.9 million for the same period in the prior year.

The Company’s non interest income was $5.2 million for the three month period ended March 31, 2011. This represented an increase of $2.4 million or 85.7 percent compared to $2.8 million for the same period in the prior year. This increase partially resulted from an increase in investment advisory fees. Fee income from this source increased primarily as a result of the effects of recent improvement in both domestic and international equity markets. Assets under management were approximately $1.6 billion at March 31, 2011 compared to $1.3 billion at March 31, 2010. The overall increases in non interest income also included growth in deposit service charges. Non interest income also included recognized pre-tax impairment charges on securities available for sale of $0.2 million for the three month period ended March 31, 2011 and $1.8 million for the same period in the prior year. The impairment charges were related to the Company’s investments in pooled trust preferred securities. The Company has continued to hold its investments in pooled trust preferred securities as it does not believe that the current market value estimates for these investments are indicative of their underlying value. The pooled trust preferred securities are primarily backed by various U.S. financial institutions many of which are experiencing severe financial difficulties as a result of the current economic downturn. Continuation of these conditions may result in additional impairment charges on these securities in the future. Non interest income for the three month periods ended March 31, 2011 and 2010 also included $0.1 million of net gains and $0.1 million of net losses, respectively, related to sales and revaluations of other real estate owned.

Non interest expense was $20.5 million for the three month period ended March 31, 2011. This represented an increase of $2.0 million or 10.8 percent, compared to $18.5 million for the same period in the prior year. Increases in non interest expense resulted primarily from the Company’s reinstatement of an incentive compensation plan previously terminated in 2009, increase in costs associated with problem loan resolution and other real estate owned, investment in technology and personnel to accommodate growth and the expansion of services and products available to new and existing customers.

Hudson Valley’s capital ratios remain in excess of “well capitalized” levels generally applicable to banks under current regulations. At March 31, 2011, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 14.8 percent, a Tier 1 risk-based capital ratio of 13.5 percent, and a Tier 1 leverage ratio of 9.9 percent.

Conference Call

As previously announced, we will be holding a first quarter earnings conference call Wednesday, April 27, 2011 at 10:00 AM ET:

Domestic (toll free): 1-877-317-6789;

International (toll): +1-412-317-6789.

All participants should dial in at least ten minutes prior to the call and request the “HUVL First Quarter Earnings call.”

A replay of the call will be available one hour from the close of the conference through May 11, 2011 at 9:00 AM ET:

Domestic Toll Free: 1-877-344-7529 — Conference # 449945;

International Toll: +1-412-317-0088 — Conference # 449945.

Participants will be required to state their name and company upon entering call.

The Company webcast will be available live at 10:00 AM ET, and archived after the call, through our website at www.hudsonvalleybank.com.

About Hudson Valley Holding Corp.

Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank (HVB). Hudson Valley Bank is a Westchester based Bank with more than $2.6 billion in assets, serving the metropolitan area with 36 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. Hudson Valley Holding Corp.’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “HUVL” and is included in the Russell 3000® Index. Additional information on Hudson Valley Bank can be obtained on their web-site at www.hudsonvalleybank.com.

**************************************************************************************

Hudson Valley Holding Corp. (“Hudson Valley”) has made in this press release various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to earnings, credit quality and other financial and business matters for periods subsequent to March 31, 2011. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”,
“anticipate”, “continue”, “believe” or similar statements or variations of such terms. Hudson Valley cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2010 include, but are not limited to, statements regarding:

•	further increases in our non-performing loans and allowance for loan losses;

•	our ability to manage our commercial real estate portfolio;

•	the future performance of our investment portfolio;

•	our opportunities for growth, our plans for expansion (including opening new branches) and the competition we face in attracting and retaining customers;

•	economic conditions generally and in our market area in particular, which may affect the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	demand for our products and services;

•	possible impairment of our goodwill and other intangible assets;

•	our ability to manage interest rate risk;

•	the regulatory environment in which we operate, our regulatory compliance and future regulatory requirements;

•	our intention and ability to maintain regulatory capital above the levels required by the Office of the Comptroller of the Currency, or the OCC, for Hudson Valley Bank and the levels required for us to be “well-capitalized”, or such higher capital levels as may be required;

•	proposed legislative and regulatory action affecting us and the financial services industry;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	future Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments;

•	our ability to raise additional capital in the future;

•	potential liabilities under federal and state environmental laws; and

•	limitations on dividends payable by Hudson Valley or Hudson Valley Bank.

We assume no obligation for updating any such forward-looking statements at any given time.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three months ended March 31, 2011 and 2010
Dollars in thousands, except per share amounts
	Three Months Ended
	Mar 31
	2011	2010
Interest Income:
Loans, including fees	$26,332	$27,564
Securities:
Taxable	2,950	3,687
Exempt from Federal income taxes	1,161	1,710
Federal funds sold	26	42
Deposits in banks	164	93
Total interest income	30,633	33,096

Interest Expense:
Deposits	2,274	3,335
Securities sold under repurchase agreements and other short-term borrowings	47	77
Other borrowings	844	1,498
Total interest expense	3,165	4,910

Net Interest Income	27,468	28,186
Provision for loan losses	5,451	5,582
Net interest income after provision for loan losses	22,017	22,604

Non Interest Income:
Service charges	2,040	1,803
Investment advisory fees	2,606	2,225
Recognized impairment charge on securities available for sale (includes $773 and $1,757 of total losses in 2011 and 2010, respectively, less $612 of losses and $15 of gains on securities available for sale, recognized in other comprehensive income in 2011 and 2010, respectively)	(161)	(1,772)
Realized gains on securities available for sale, net	—	68
Gains (losses) on sales of other real estate owned, net	127	(65)
Other income	607	534
Total non interest income	5,219	2,793

Non Interest Expense:
Salaries and employee benefits	10,818	9,872
Occupancy	2,345	2,185
Professional services	1,453	1,315
Equipment	1,010	966
Business development	506	562
FDIC assessment	1,111	1,088
Other operating expenses	3,207	2,466
Total non interest expense	20,450	18,454

Income (Loss) Before Income Taxes	6,786	6,943
Income Taxes (Benefit)	1,962	2,088
Net Income (Loss)	$4,824	$4,855

Basic Earnings Per Common Share (1)	$0.27	$0.28
Diluted Earnings Per Common Share (1)	$0.27	$0.27
(1) March 2010 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2010.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
March 31, 2011 and December 31, 2010
Dollars in thousands, except per share and share amounts
	Mar 31	Dec 31
	2011	2010
ASSETS
Cash and non interest earning due from banks	$41,934	$25,876
Interest earning deposits in banks	198,173	258,280
Federal funds sold	39,511	72,071
Securities available for sale, at estimated fair value (amortized cost of $433,991 in
2011 and $440,792 in 2010)	433,721	443,667
Securities held to maturity, at amortized cost (estimated fair value of $16,258 in
2011 and $17,272 in 2010)	15,252	16,267
Federal Home Loan Bank of New York (FHLB) stock	5,378	7,010
Loans held for sale	5,506	7,811
Loans (net of allowance for loan losses of $40,287 in 2011 and $38,949 in 2010)	1,774,679	1,689,187
Accrued interest and other receivables	15,158	16,396
Premises and equipment, net	27,233	28,611
Other real estate owned	4,810	11,028
Deferred income tax, net	26,898	25,043
Bank owned life insurance	26,502	25,976
Goodwill	23,842	23,842
Other intangible assets	2,248	2,454
Other assets	14,428	15,514
TOTAL ASSETS	$2,655,273	$2,669,033

LIABILITIES
Deposits:
Non interest bearing	$814,755	$756,917
Interest bearing	1,428,858	1,477,495
Total deposits	2,243,613	2,234,412
Securities sold under repurchase agreements and other short-term borrowings	46,480	36,594
Other borrowings	51,492	87,751
Accrued interest and other liabilities	23,034	20,359
TOTAL LIABILITIES	2,364,619	2,379,116

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 par value; authorized 15,000,000 shares; no shares
outstanding in 2010 and 2009, respectively	—	—
Common stock, $0.20 par value; authorized 25,000,000 shares: outstanding
17,686,063 and 17,665,908 shares in 2011 and 2010, respectively	3,797	3,793
Additional paid-in capital	347,166	346,750
Retained earnings (deficit)	(1,816)	(3,989)
Accumulated other comprehensive income (loss)	(929)	927
Treasury stock, at cost; 1,299,414 shares in 2011 and 2010	(57,564)	(57,564)
Total stockholders’ equity	290,654	289,917

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,655,273	$2,669,033

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the three months ended March 31, 2011 and 2010
The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Three Months Ended March 31,
		2011			2010
	-		-	-		-
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$276,957	$164	0.24%	$181,154	$93	0.21%
Federal funds sold	44,662	26	0.23%	88,102	42	0.19%
Securities: (1)
Taxable	339,975	2,950	3.47%	362,575	3,687	4.07%
Exempt from federal income taxes	115,360	1,786	6.19%	169,939	2,631	6.19%
Loans, net (2)	1,727,420	26,332	6.10%	1,758,302	27,564	6.27%
Total interest earning assets	2,504,374	31,258	4.99%	2,560,072	34,017	5.32%

Non interest earning assets:
Cash & due from banks	41,022			42,009
Other assets	153,212			141,403
Total non interest earning assets	194,234			183,412

Total assets	$2,698,608			$2,743,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$870,155	$1,539	0.71%	$889,697	$2,180	0.98%
Savings	114,769	127	0.44%	112,779	128	0.45%
Time	184,473	435	0.94%	207,127	674	1.30%
Checking with interest	280,805	173	0.25%	328,819	353	0.43%
Securities sold under repo & other s\t borrowings	39,708	47	0.47%	66,071	77	0.47%
Other borrowings	75,063	844	4.50%	123,777	1,498	4.84%
Total interest bearing liabilities	1,564,973	3,165	0.81%	1,728,270	4,910	1.14%

Non interest bearing liabilities:
Demand deposits	819,945			693,881
Other liabilities	22,713			25,189
Total non interest bearing liabilities	842,658			719,070

Stockholders’ equity (1)	290,977			296,144
Total liabilities and stockholders’ equity	$2,698,608			$2,743,484

Net interest earnings		$28,093			$29,107
Net yield on interest earning assets			4.49%			4.55%

(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.
(2) Includes loans classified as non-accrual.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of
35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
Non-GAAP disclosures
	Three Months Ended
	Mar 31
	2011	2010
Total interest earning assets:
As reported	$2,504,935	$2,563,288
Unrealized gain (loss) on securities
available-for-sale (1)	561	3,216

Adjusted total interest earning assets	$2,504,374	$2,560,072

Net interest earnings:
As reported	$27,468	$28,186
Adjustment to tax equivalency basis (2)	625	921

Adjusted net interest earnings	$28,093	$29,107

Net yield on interest earning assets:
As reported	4.39%	4.40%
Effects of (1) and (2) above	0.10%	0.15%

Adjusted net interest earnings	4.49%	4.55%

Average stockholders’ equity:
As reported	$291,426	$297,941
Effects of (1) and (2) above	449	1,797

Adjusted average stockholders’ equity	$290,977	$296,144

} HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
} Financial Highlights
} First Quarter 2011
} (Dollars in thousands, except per share amounts)

	-	-
	3 mos end	3 mos end
	Mar 31	Mar 31
	2011	2010

Earnings:
Net Interest Income	$27,468	$28,186
Non Interest Income	$5,219	$2,793
Non Interest Expense	$20,450	$18,454
Net Income (Loss)	$4,824	$4,855
Net Interest Margin	4.39%	4.40%
Net Interest Margin (FTE)	4.49%	4.55%

Diluted Earnings (Loss) Per Share (1)	$0.27	$0.27
Dividends Per Share (1)	$0.15	$0.21
Return on Average Equity	6.62%	6.52%
Return on Average Assets	0.71%	0.71%

Average Balances:
Average Assets	$2,699,169	$2,746,700
Average Net Loans	$1,727,420	$1,758,302
Average Investments	$455,335	$532,514
Average Interest Earning Assets	$2,504,935	$2,563,288
Average Deposits	$2,270,147	$2,232,303
Average Borrowings	$114,771	$189,848
Average Interest Bearing Liabilities	$1,564,973	$1,728,270
Average Stockholders’ Equity	$291,426	$297,941

Asset Quality — During Period:
Provision for loan losses	$5,451	$5,582
Net Chargeoffs	$4,113	$4,863
Annualized Net Chargeoffs/Avg Net Loans	0.95%	1.11%

(1) 2010 per share amounts have been restated to reflect the effects of the 10%
stock dividend issued in December 2010.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Balance Sheet Data
First Quarter 2011
(Dollars in thousands except per share amounts)
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2011	2010	2010	2010	2010

Period End Balances:
Total Assets	$2,655,273	$2,669,033	$2,830,059	$2,883,239	$2,804,199
Total Investments	$448,973	$459,934	$491,908	$505,196	$534,846
Net Loans	$1,774,679	$1,689,187	$1,671,730	$1,693,083	$1,755,981
Goodwill and Other Intangible Assets	$26,090	$26,296	$26,501	$26,707	$26,912
Total Deposits	$2,243,613	$2,234,412	$2,374,079	$2,411,063	$2,284,938
Total Stockholders’ Equity	$290,654	$289,917	$287,652	$282,502	$297,002
Common Shares Outstanding (1)	17,686,063	17,665,908	17,632,080	17,632,080	17,628,371
Book Value Per Share (1)	$16.43	$16.41	$16.31	$16.02	$16.85
Tier 1 Leverage Ratio – HVHC	9.9%	9.6%	9.1%	9.0%	9.9%
Tier 1 Risk Based Capital Ratio — HVHC	13.5%	13.9%	13.7%	14.0%	14.2%
Total Risk Based Capital Ratio — HVHC	14.8%	15.2%	15.0%	15.2%	15.4%
Tier 1 Leverage Ratio – HVB	9.1%	8.8%	8.3%	8.1%	8.3%
Tier 1 Risk Based Capital Ratio – HVB	12.4%	12.8%	12.5%	12.6%	11.9%
Total Risk Based Capital Ratio – HVB	13.7%	14.0%	13.7%	13.9%	13.1%
Loan Categories:
Commercial Real Estate	$821,959	$796,253	$788,016	$784,012	$792,447
Construction	168,567	174,369	176,223	203,124	247,679
Residential	548,346	467,326	451,344	454,529	445,107
Commercial and Industrial	234,742	245,263	254,506	254,840	265,761
Individuals	30,616	33,257	25,705	29,992	29,361
Lease Financing	14,923	15,783	16,856	17,822	19,569
Total Loans	$1,819,153	$1,732,251	$1,712,650	$1,744,319	$1,799,924

Asset Quality — Period End:
Allowance for Loan Losses	$40,287	$38,949	$36,886	$47,127	$39,363
Loans 31-89 Days Past Due Accruing	$12,745	$21,004	$9,732	$6,380	$30,934
Loans 90 Days or More Past Due Accruing (90 PD)	$0	$1,625	$197	$448	$8,504
Nonaccrual Loans	$54,433	$43,684	$41,918	$69,562	$69,686
Other Real Estate Owned	$4,810	$11,028	$9,393	$5,578	$6,937
Nonperforming Loans Held For Sale (HFS)	$5,506	$7,811	$21,864	$0	$0
Allowance / Total Loans	2.21%	2.25%	2.15%	2.70%	2.19%
Nonaccrual / Total Loans	2.99%	2.52%	2.45%	3.99%	3.87%
Nonaccrual + 90 PD / Total Loans	2.99%	2.62%	2.46%	4.01%	4.34%
Nonaccrual + 90 PD + OREO / Total Assets	2.23%	2.11%	1.82%	2.62%	3.04%
Nonaccrual + 90 PD + OREO + HFS / Total Assets	2.44%	2.40%	2.59%	2.62%	3.04%

(1) Share and per share amounts for September 2010, June 2010 and March 2010 have been restated to reflect the effects of the 10% stock dividend issued in December 2010.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Income Statement Data
First Quarter 2011
(Dollars in thousands except per share amounts)
	3 mos end	3 mos end	3 mos end	3 mos end	3 mos end
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2011	2010	2010	2010	2010

Interest Income	$30,633	$31,196	$31,537	$32,510	$33,096
Interest Expense	3,165	3,659	4,284	4,830	4,910
Net Interest Income	27,468	27,537	27,253	27,680	28,186
Provision for Loan Losses	5,451	5,825	6,572	28,548	5,582
Non Interest Income	5,219	4,405	3,843	2,684	2,793
Non Interest Expense	20,450	19,132	18,422	18,138	18,454
Income (Loss) Before Income Taxes	6,786	6,985	6,102	(16,322)	6,943
Income Taxes (Benefit)	1,962	(157)	2,031	(5,367)	2,088
Net Income (Loss)	$4,824	$7,142	$4,071	($10,955)	$4,855

Diluted Earnings (Loss) per share (1)	$0.27	$0.41	$0.23	($0.62)	$0.27

Net Interest Margin	4.39%	4.29%	4.09%	4.15%	4.40%

Average Cost of Deposits (2)	0.40%	0.44%	0.51%	0.56%	0.60%